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                      October 20, 2023

       Paul Schmidt
       Chief Financial Officer
       Gold Fields Limited
       150 Helen Road
       Sandown, Sandton, 2196
       South Africa

                                                        Re: Gold Fields Limited
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 30,
2023
                                                            File No. 001-31318

       Dear Paul Schmidt:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation